UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

SCHEDULE 14A INFORMATION

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XAI Floating Rate & Alternative Income Trust

(Name of Registrant as Specified In Its Charter)

OCTAGON CREDIT INVESTORS, LLC

GRETCHEN LAM

LAUREN LAW

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Octagon Credit Investors, LLC (“Octagon”), together with the other participants named herein, has filed a definitive proxy statement on Schedule 14A and accompanying BLUE proxy card with the U.S. Securities and Exchange Commission in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of the XAI Floating Rate & Alternative Income Trust, scheduled to be held on July 30, 2026.

On July 20, 2026, Octagon issued the following letter to shareholders:

Octagon Outlines a Better Path Forward for XFLT Shareholders

Issues Letter to Shareholders Presenting a Credible Plan to Close the Fund’s Discount to NAV, Which Begins with Rejecting the New Sub-Adviser Proposal

Highlights the Board’s Conflicts of Interest and Deficient Diligence Process and Institutional Instability at Rockford Tower’s Parent Company, King Street

Urges Shareholders to Vote AGAINST the New Sub-Adviser Proposal on the BLUE Proxy Card

New York, NY – July 20, 2026 – Octagon Credit Investors, LLC (“Octagon” or “we” or “our”), the sub-adviser to XAI Floating Rate & Alternative Income Trust (NYSE: XFLT) (the “Fund”), today issued an open letter to the Fund’s shareholders urging them to vote AGAINST the approval of a new sub-advisory agreement at the Fund’s special meeting of shareholders (the “Special Meeting”) on July 30, 2026.

The full text of Octagon’s letter is below:

July 20, 2026

Dear Fellow XFLT Shareholders,

You have an important decision to make regarding your investment in XAI Floating Rate & Alternative Income Trust (“XFLT” or the “Fund”). The Fund’s Board of Trustees (the “Board”) is holding a special meeting of shareholders on July 30, 2026 (the “Special Meeting”) to seek your approval to change the sub-adviser of the Fund (the “New Sub-Adviser Proposal”).

Octagon Credit Investors, LLC (“Octagon,” “we” or “our”) has served as XFLT’s investment manager and sub-adviser since the Fund’s inception in 2017, with XA Investments LLC (“XAI”) serving as the Fund’s adviser. For nearly a decade, we have managed the assets in XFLT’s portfolio with skill; under Octagon’s stewardship, XFLT’s underlying investments have outperformed their relevant indices, while the Fund’s total shareholder returns and NAV returns have exceeded those of XFLT’s peers.1

Despite this track record, however, the Board is seeking to remove Octagon and hand the investment decision-making authority to Rockford Tower Asset Management, L.L.C. (“Rockford Tower”), which has no experience managing publicly traded closed-end funds and whose parent company, King Street Capital Management (“King Street”), is facing client and personnel instability—with half of its senior partners leaving the firm over the last two years2 and investors pulling assets from its main hedge fund3—after a continuing wave of investment underperformance.4

[1]	Source: Bloomberg and fund filings. Data as of May 19, 2026, the last trading day prior to XFLT’s public disclosure of the proposed sub-adviser transition. Peer data refers to median. “Peers” include Carlyle Credit Income Fund (CCIF), Eagle Point Credit Company (ECC), OFS Credit Company (OCCI), Oxford Lane Capital (OXLC), Pearl Diver Credit Company (PDCC) and Sound Point Meridian Capital (SPMC).
[2]	Source: Hema Parmar, Katherine Burton, Eliza Ronalds-Hannon and Jack Sidders, “King Street’s Poor Returns, Partner Exits Spur Firmwide Revamp,” Bloomberg, June 26, 2026.
[3]	Source: Katherine Burton, “King Street Restricts Client Withdrawals From Its Hedge Fund,” Bloomberg, July 15, 2026.
[4]	Id

The New Sub-Adviser Proposal Disproportionately Benefits XAI

The Board claims its maneuver represents a “necessary” action.5 We disagree.

We do not know how the Board could possibly conclude it was necessary to swap out a successful investment adviser for an unproven one that is reportedly suffering institutional instability. We do know, however, that XAI would benefit. Rockford Tower has agreed to provide services for a discounted fee (presumably, to compensate for its lack of experience and institutional issues), allowing XAI to keep more of the Fund’s overall management fee for itself.

XAI appears to be implementing a similar scheme at another closed-end fund it advises—the XAI Madison Equity Premium Income Fund (“MCN”)—where it stands to receive a larger share of the fund’s fees as a result of a change to the fund’s sub-adviser lineup.6 XAI is also engaged in an effort to obtain a greater share of fees at the XAI CLO & Income Opportunities Fund. Is it a coincidence that XAI determined that three funds it advises required new sub-advisers at nearly the exact same time and extracted increased fees for itself in each instance? Or is XAI’s own subscale business suffering such that it needs additional income, and so it went about making this change at three funds simultaneously?

The Board Is Conflicted and Its Diligence Was Deficient

Shareholders might reasonably ask: Why would any competent board agree to a scheme that so obviously benefits the Fund’s adviser, XAI, at the expense of the Fund’s shareholders?

The answer is clear to us: The board is beholden to XAI. XFLT’s Board comprises just six trustees, two of whom are current or former employees of, or paid advisors to, XAI, and one of whom attended college with one of XAI’s principals. The other three directors were appointed with XAI’s input and have been generously compensated during their tenure. With half the trustees sharing a personal or professional connection to XAI, and the other half hand-picked by XAI, the Board is dominated by XAI and therefore agreed to an arrangement that benefits XAI, even at the expense of shareholders.

The Board’s process belies any loyalty to shareholder interests. King Street is reportedly facing poor performance in various funds, an “exodus”7 of partners and senior personnel and a torrent of client withdrawals so severe that it is restricting investors’ ability to reclaim their capital8. Somehow, nevertheless, the Board concluded, after just two meetings on the topic9, that a King Street subsidiary should be entrusted to manage XFLT’s portfolio.

Was the Board unaware of King Street’s apparent crisis? Or did the Board learn of King Street’s challenges and determine that it was nevertheless the best firm for the job? (Or was King Street the only party willing to work for discounted fees so that XAI could pocket more of the fees charged to the Fund’s shareholders?)

The Board’s Proposal Does Not Serve Shareholder Interests

The Board asks shareholders to believe that the change in sub-adviser will lead to improved performance. But, at the same time, the Board says that virtually every aspect of the Fund would remain unchanged. There would be no reduction in the Fund’s management fees, which we believe are higher than necessary; no changes to the Board, which we believe has been woefully inattentive to shareholder interests; no change to XFLT’s adviser, XAI, which has extracted millions of dollars in fees while contributing little to the Fund’s management; and only marginal changes to the Fund’s investment portfolio.

The Board would have shareholders believe that Rockford Tower’s “opportunistic” capital allocation and “additional income-focused investments” are the surest way to maximize value. But, in our view, shareholders cannot rely on “dynamic” trading by an untested sub-adviser to close XFLT’s discount to NAV.

What XFLT needs is a different approach.

[5]	Source: XFLT Press Release, July 16, 2026.
[6]	Source: XAI Madison Equity Premium Income Fund Proxy Statement, filed with the SEC on June 23, 2026.
[7]	See supra at Endnote 3.
[8]	Id.
[9]	According to the Fund’s investor presentation that was filed with the SEC on July 13, 2026, the Board discussed a change in sub-adviser, and potential alternatives, just once, on February 10, 2026, before making the decision to transition to a new sub-adviser on May 14, 2026.

Shareholders Deserve a Better Path Forward

We believe the best way to expeditiously improve the Fund’s returns and narrow the price-to-NAV discount is to:

●	Significantly reduce the Fund’s management fee from 1.7% to 1.3%;

●	Conduct a significant tender offer at or near NAV and/or undertake other proven measures to drive the price to fair value;

●	Simplify the Fund’s management structure by appointing Octagon as the new adviser and eliminating the role of the sub-adviser;

●	Replace the incumbent trustees with individuals who are dedicated to serving shareholder interests.

XAI and the incumbent trustees appear unwilling to pursue these initiatives. Octagon, however, is firmly committed to the Fund’s success and intends to implement these initiatives and, most importantly, close the trading discount to NAV.

Should shareholders reject the New Sub-Adviser Proposal, as we believe they should, we expect the Board to interpret the vote as an unequivocal repudiation of its stewardship and a clear message that investors desire bold action to close the NAV gap—not marginal changes under the oversight of the same adviser. If the Board is truly dedicated to shareholder interests, as it claims, it would heed the input of its owners and work constructively with Octagon to reconstitute the Board and facilitate a seamless transition of the Fund’s adviser, at lower fees and with a concrete plan to tender for shares, to reduce the gap between trading price and NAV.

Shareholders Should Vote AGAINST the New Sub-Adviser Proposal

We believe a better alternative exists for XFLT. The Fund’s fees should be lowered, its management structure simplified and its Board reconstituted with trustees dedicated to serving shareholder interests and committed, as we are, to closing the Fund’s discount to NAV. Rejecting the New Sub-Adviser Proposal is the first critical step toward achieving those objectives and maximizing value for shareholders.

Accordingly, we urge you to send a clear message that shareholders demand a Better Path Forward by voting AGAINST the New Sub-Adviser Proposal on Octagon’s BLUE proxy card. If you have already voted in favor of the Proposal, you can change your vote at any time by submitting a later-dated proxy card voting AGAINST the Proposal. Only your latest dated vote counts.

Shareholders with questions or who need assistance voting their BLUE proxy card should contact Octagon’s proxy solicitor:

Saratoga Proxy Consulting LLC

(212) 257-1311 | (888) 368-0379 (toll-free)

info@saratogaproxy.com

Advisors

Sidley Austin LLP is serving as legal counsel to Octagon. Spotlight Advisors LLC is providing strategic and financial advice to Octagon and Gagnier Communications is providing communications advice. Saratoga Proxy Consulting is serving as Octagon’s proxy solicitor.

About Octagon Credit Investors

Founded in 1994, Octagon Credit Investors is a $32 billion asset manager specializing in broadly syndicated loan, structured credit, multi-asset credit, and direct lending strategies. Octagon’s disciplined, time-tested investment process relies on fundamental credit analysis and active portfolio management to generate attractive risk-adjusted performance for its clients.

Octagon is majority-owned by Conning,10 a leading global investment management firm with a long history of serving insurance companies and other institutional investors. Octagon and Conning are part of Generali Investments,11 a platform of asset management firms operating in more than 20 countries, offering distinctive strategies in public and private markets and expert insights to help investors achieve long-term performance. Generali Investments is the asset management arm of the Generali Group, one of the world’s largest insurance and asset management players.

For more information, please visit www.octagoncredit.com.

Important Information

Octagon Credit Investors, LLC (“Octagon”), together with Gretchen Lam and Lauren Law (collectively, the “Participants”), has filed a definitive proxy statement on Schedule 14A, accompanying BLUE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of the XAI Floating Rate & Alternative Income Trust (the “Fund”) scheduled to be held on July 30, 2026.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE FUND TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE BLUE PROXY CARD, THAT HAVE BEEN OR WILL BE FILED BY SUCH PARTICIPANTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

Investor Contacts

John Ferguson / Joseph Mills

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

jmills@saratogaproxy.com

(212) 257-1311

(888) 368-0379

Media Contact

Riyaz Lalani / Dan Gagnier

Gagnier Communications

Octagon@gagnierfc.com

(646) 342-8087

[10]	Conning, Inc., Goodwin Capital Advisers, Inc., Conning Investment Products, Inc., a FINRA-registered broker-dealer, Conning Asset Management Limited, Conning Asia Pacific Limited, Octagon Credit Investors, LLC, Global Evolution Holding ApS and its subsidiaries, and Pearlmark Real Estate, L.L.C. and its subsidiaries are all direct or indirect subsidiaries of Conning Holdings Limited (collectively, “Conning”) which is one of the family of companies whose controlling shareholder is Generali Investments Holding S.p.A. (“GIH”) a company headquartered in Italy. Assicurazioni Generali S.p.A. is the ultimate controlling parent of all GIH subsidiaries.
[11]	Generali Investments Holding S.p.A., data as at end of Q4 2025 net of double counting. Generali Investments is part of the Generali Group, which was established in 1831 in Trieste as Assicurazioni Austro-Italiche. Generali Asset Management S.p.A. Società di gestione del risparmio, Generali Real Estate S.p.A. Società di gestione del risparmio, Infranity SAS, Sosteneo S.p.A. Società di gestione del risparmio, Sycomore Asset Management, Aperture Investors LLC (including Aperture Investors UK Ltd), Lumyna Investments Limited, Plenisfer Investments S.p.A. Società di gestione del risparmio, Conning, Inc., Conning Asset Management Limited, Conning Asia Pacific Limited, Conning Investment Products, Inc., Goodwin Capital Advisers, Inc. (collectively, “Conning”) and its subsidiaries (Global Evolution Asset Management A/S - including Global Evolution USA, LLC and Global Evolution Fund Management Singapore Pte. Ltd- Octagon Credit Investors, LLC, Pearlmark Real Estate, LLC and PREP Investment Advisers LLC) are part of Generali Investments, as well as Generali Investments CEE. Please note that the countries refers to the countries where the different funds of the asset management companies that are part of Generali Investments are registered for distribution. Please note that not all funds are registered in all the countries and not all the asset management companies are licensed to operate in such countries. Generali Investments Holding S.p.A. is the holding company holding, directly or indirectly, a majority of the shares in the asset management companies listed above.

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